                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                             Texas Industries, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

                    TEXAS INDUSTRIES, INC.
  [TXI LOGO]        1341 W. MOCKINGBIRD LANE - DALLAS, TEXAS 75247 - (214)
                    647-6700

                                                                 August 29, 1996

DEAR SHAREHOLDER:

     You are cordially invited to attend the Annual Meeting of the Shareholders of Texas Industries, Inc., to be held at 9:30 A.M. Central Daylight Time, on Tuesday, October 15, 1996, at the Dallas Public Schools Environmental Education Center, 1600 Bowers Road, Seagoville, Texas.

     The following Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Meeting. During the Meeting we will also report on the operations of the Company. Our 1996 Annual Report accompanies this Proxy Statement.

     It is important that your shares be represented at the Meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card.

     If you arrive early, you are invited to have coffee and meet informally with the Directors.


                                                         Sincerely,

                                                  /s/ ROBERT D. ROGERS
                                            ----------------------------------
                                                      ROBERT D. ROGERS
                                                         President

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 15, 1996

     The Annual Meeting of Shareholders of Texas Industries, Inc. (the "Company") will be held at the Dallas Public Schools Environmental Education Center, 1600 Bowers Road, Seagoville, Texas, on Tuesday, October 15, 1996, at 9:30 A.M. (C.D.T.) for the following purposes:

          1. To elect three (3) Directors to terms expiring in 1999.

          2. To approve the performance-based incentive compensation provision of the employment contract of the Company's Chief Executive Officer.

          3. To transact such other business that may properly come before the Meeting or any adjournment thereof.

     Only Shareholders of record at the close of business on August 19, 1996, will be entitled to vote at the Meeting. A list of such Shareholders will be open to the examination of any Shareholder during ordinary business hours for a period of ten days prior to the Meeting, at the Executive Offices of the Company at 1341 W. Mockingbird Lane, Dallas, Texas.

     While you are encouraged to attend the Meeting, you are requested to date, sign and return promptly the accompanying proxy in the enclosed envelope provided for that purpose.


                                            By Order of the Board of Directors,

                                                  /s/ ROBERT C. MOORE
                                            ----------------------------------
                                                      ROBERT C. MOORE
                                                         Secretary
Dallas, Texas
August 29, 1996

                    TEXAS INDUSTRIES, INC.
  [TXI LOGO]        1341 W. MOCKINGBIRD LANE - DALLAS, TEXAS 75247 - (214)
                    647-6700

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 15, 1996

                            SOLICITATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Texas Industries, Inc., a Delaware corporation (the "Company"), of proxies in the accompanying form for exercise at the Annual Meeting of Shareholders of the Company to be held on October 15, 1996, and at any adjournment thereof. The approximate date on which this Proxy Statement and accompanying proxy were first sent to Shareholders is August 29, 1996.

     The cost of soliciting proxies in the accompanying form has been, or will be, borne by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodians, nominees, and fiduciaries to send proxy material to the beneficial owners and to secure their voting instructions, if necessary. The Company will reimburse them for their expenses in so doing. Officers and regular employees of the Company may solicit proxies personally, by telephone or telegrams from some Shareholders, if proxies are not promptly received. In addition, the Company has retained ChaseMellon Shareholder Services to assist in the solicitation of proxies at a cost of $5,000 plus reasonable out-of-pocket expenses.

                      OUTSTANDING VOTING STOCK AND QUORUM

     The outstanding voting securities of the Company as of August 19, 1996, were 11,150,880 shares of the Common Stock of the Company. Each share is entitled to one vote. The presence at the Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding voting securities of the Company is necessary to constitute a quorum to transact business.

                                VOTING OF PROXY

     The proxy enclosed is designed to permit each Shareholder of record at the close of business on August 19, 1996, to vote at the Annual Meeting and at any adjournment thereof. Shares cannot be voted at the Meeting unless the owner is present or represented by proxy. Any proxy may be revoked prior to the voting by notice in writing to the Secretary of the Company at the address stated above. The shares represented by any unrevoked proxy in the accompanying form, if such proxy is properly executed and returned, will be voted in accordance with the specifications made thereon, or in the absence of such specifications, in accordance with the Board of Directors' recommendations.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table furnishes information concerning all persons known to the Company to beneficially own 5% or more of any class of voting stock of the Company as of June 30, 1996.

             NAME AND ADDRESS                  TITLE OF             AMOUNT AND NATURE           PERCENT
           OF BENEFICIAL OWNER                 SECURITY          OF BENEFICIAL OWNERSHIP        OF CLASS
- ------------------------------------------ ----------------      -----------------------        --------
FMR Corp.                                    Common Stock               1,371,100(1)              12.41%
82 Devonshire Street
Boston, Massachusetts 02109

Neuberger & Berman L.P.                      Common Stock                 637,500(2)               5.77%
605 Third Ave.
New York, New York 10158-3698

- ---------------

(1) Based on Schedule 13G dated February 14, 1996 which indicates that FMR Corp. has sole power to vote or to direct the vote over 43,300 shares and sole power to dispose or to direct the disposition over 1,371,100 shares.

(2) Based on Schedule 13G dated February 12, 1996 which indicates that Neuberger & Berman L.P. has sole voting power over 369,750 shares, shared voting power over 110,000 shares and shared dispositive power over 637,500 shares.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     The bylaws of the Company provide for a board of not fewer than three nor more than twenty-one directors with the actual number to serve at any time to be determined by resolution of the board. The bylaws further provide that the board shall be divided into three classes, each class being as nearly equal in number as possible. The three classes have staggered terms of three years. The terms of office of three of the Directors expire at this Annual Meeting and the proxies solicited hereby cannot be voted for a greater number of persons than the three nominees named below. Unless otherwise indicated, all proxies that authorize the persons named therein to vote for the election of directors will be voted for the election of the nominees named below, each of which is presently a Director of the Company. Directors are elected by plurality vote. If any of the nominees named should not be available for election as a result of unforeseen circumstances, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee, if any, as the Board of Directors may propose.

NOMINEES FOR DIRECTORS

     The following are nominees for election as directors of the Company for a term of office expiring at the Annual Meeting of Shareholders in 1999 or until their respective successors shall have been elected and qualified.

                                                                                            SERVED AS   PROPOSED
                                                   PRINCIPAL OCCUPATION                     DIRECTOR    TERM TO
         NAME              AGE                    DURING PAST FIVE YEARS*                     SINCE      EXPIRE
- ----------------------     ---   ---------------------------------------------------------  ---------   --------
Robert Alpert...........   64    Chairman of the Board of Alpert Companies (investments)       1975       1999
                                   Dallas, Texas(b)(c)
Richard I. Galland......   80    Attorney at Law since January 1991(d)                         1974       1999
Elizabeth C. Williams...   53    Vice President for Business & Finance/Treasurer, Southern     1995       1999
                                   Methodist University, Dallas, Texas

CONTINUING DIRECTORS

     The term of office for each of the continuing directors expires at the Annual Meeting of Shareholders to be held in the year indicated below, or until his or her successor shall have been elected and qualified.

                                                                                        SERVED AS
                                               PRINCIPAL OCCUPATION                     DIRECTOR    TERM TO
         NAME           AGE                   DURING PAST FIVE YEARS*                     SINCE      EXPIRE
- ----------------------- ---  ---------------------------------------------------------  ---------   --------
Gordon E. Forward...... 60   President and Chief Executive Officer of Chaparral Steel      1991       1997
                               Company(c)(f)
James M. Hoak, Jr...... 52   Chairman of Heritage Media Corporation (broadcasting and      1995       1997
                               advertising), Dallas, Texas; Chairman of Hoak Capital
                               Corporation (private investment company), Dallas,
                               Texas, since 1991; Chairman of James M. Hoak & Co.
                               (investment banking) and Hoak Securities Corp.
                               (securities broker-dealer), Dallas, Texas since 1995;
                               Chairman and Chief Executive Officer of Crown Media,
                               Inc. (cable television), Dallas, Texas, from
                               1991-1995(e)
Ralph B. Rogers........ 86   Chairman of the Board of Directors of the Company(a)          1951       1997
Robert D. Rogers....... 60   President and Chief Executive Officer of the                  1970       1998
                             Company(a)(b)(c)
Ian Wachtmeister....... 63   President and Chief Executive Officer of The Empire, AB,      1977       1998
                               Stockholm, Sweden
Gerald R. Heffernan.... 76   President, G.R. Heffernan & Associates, Ltd., Toronto,        1986       1998
                             Ontario, Canada(c)

- ------------------------------

 * Based upon information provided by the Directors to the Company as of June 30, 1996.

(a) Mr. Robert D. Rogers is the son of Mr. Ralph B. Rogers.

(b) Messrs. Alpert and Rogers are members of the Board of Directors of Consolidated Freightways, Inc.

(c) Messrs. Rogers, Heffernan, Alpert and Forward are members of the Board of Directors of Chaparral Steel Company.

(d) Mr. Galland is a member of the Board of Directors of D.R. Horton, Inc. and Associated Materials Inc.

(e) Mr. Hoak is a member of the Board of Directors of Airgas, Inc., Pier I Imports, Inc. and MidAmerica Energy Company.

(f) Mr. Forward is a member of the Board of Directors of Noranda Forest Inc.

                BOARD COMMITTEES, MEETINGS, ATTENDANCE AND FEES

     The Board of Directors has an Audit Committee and a Compensation Committee and the full Board of Directors acts in lieu of a Nominating Committee. The Company's Compensation Committee, composed during the last fiscal year of Directors Galland, Alpert and Hoak, met three times during the year. The Compensation Committee recommends and approves the salaries of top management of the Company and all stock option awards to key employees of the Company and its subsidiaries. Its actions are subject to the review and approval of the Board of Directors.

     The Company's Audit Committee, composed during the last fiscal year of Directors Alpert, Heffernan, Wachtmeister and Williams, met twice with the independent public accountants during the year. The Audit Committee reviews the scope, plan and results of the annual audit with the independent auditors; approves and ratifies each professional service provided by the independent auditors; considers the independence of the auditors; and reviews and approves all non-audit fees paid to the independent auditors.

     The Board, acting in lieu of a Nominating Committee, will consider nominees for directors recommended by shareholders. Communications to the Board may be addressed in care of the Company's Secretary at the Company's Executive Offices.

     The Board of Directors met four times during the last fiscal year. Except for Mr. Alpert and Mr. Hoak, who each missed one meeting of the Compensation Committee, each Director attended more than 75% of the meetings of the Board of Directors and the meetings of the committees on which he or she served.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or its affiliates currently receive $15,000 per year plus $1,000 for each day that a Board or Committee meeting is attended. Under a deferred compensation arrangement, such amount may be deferred in whole or in part at the election of the director. Compensation so deferred is denominated in shares of the Company's Common Stock determined by reference to the average market price during the thirty (30) trading days prior to the date of the arrangement. Dividends are credited to the account in the form of common stock at a value equal to the fair market value of the stock on the date of payment of such dividend. Each non-employee director is automatically granted an option to purchase 10,000 shares of Common Stock when first elected either by the Board, or by the Shareholders at an annual meeting, and each time thereafter that such director is reelected at an annual meeting. The Company also reimburses directors for travel, lodging and related expenses they may incur in attending Board and/or Committee meetings.

OTHER TRANSACTIONS

     No reportable transactions occurred between the Company and any director, nominee for director, officer or any affiliate of, or person related to, any of the foregoing since the beginning of the Company's last fiscal year (June 1, 1995).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised exclusively of Directors who are not officers or employees of the Company. No executive officer of the Company serves or has served during the year on the Compensation Committee or as a director of another company, one of whose executive officers serves as a member of the Compensation Committee or as a Director of the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth as of June 30, 1996, the approximate number of shares of Common Stock of the Company and common stock of the Company's 84% owned subsidiary Chaparral Steel Company ("Chaparral") beneficially owned by each Director, by each executive officer named in the Summary Compensation Table and by all Directors and executive officers of the Company as a group.

                                                                  COMPANY                CHAPARRAL
                                                               COMMON SHARES          COMMON SHARES(1)
                                                            --------------------    --------------------
                                                            BENEFICIALLY            BENEFICIALLY
                                                              OWNED**       %(2)      OWNED**       %(3)
                                                            ------------    ----    ------------    ----
Robert Alpert.............................................       7,555(4)    *           1,000       *
Melvin G. Brekhus.........................................      14,812(4)    *            None       *
Gordon E. Forward.........................................      20,570       *         113,100(5)    *
Richard M. Fowler.........................................      55,132(4)    *          46,100(5)    *
Richard I. Galland........................................       9,764(4)    *            None       *
Gerald R. Heffernan(6)....................................     123,000(4)   1.1%          None       *
James M. Hoak, Jr. .......................................       3,000(4)    *            None       *
Robert C. Moore...........................................      20,742(4)    *          22,600(5)    *
Ralph B. Rogers(7)........................................      31,910(4)    *           5,000       *
Robert D. Rogers(8).......................................     199,320(4)   1.8%       122,800(5)    *
Tommy A. Valenta..........................................      13,800(4)    *            None       *
Ian Wachtmeister(9).......................................       2,371       *            None       *
Elizabeth C. Williams.....................................       1,100(4)    *            None       *
All Directors and Executive Officers as a
  Group (18 Persons)......................................     543,579(4)   4.8%       314,650(5)   1.1%

- ---------------

  * Represents less than one percent (1%) of the total number of shares outstanding.

 ** Except as indicated in the notes below, each person has the sole voting and investment authority with respect to the shares set forth in the above table.

(1) Chaparral common stock is listed for trading on the New York Stock Exchange.

(2) Based on the sum of (i) 11,120,531 shares of Common Stock, which on June 30, 1996, was the approximate number of shares outstanding, and (ii) the number of shares subject to options exercisable by such person(s) within 60 days of such date.

(3) Based on the sum of (i) 28,707,400 shares of common stock, which on June 30, 1996, was the approximate number of shares outstanding, and (ii) the number of shares subject to options exercisable by such person(s) within 60 days of such date.

(4) Includes, with respect to such person(s) shares of Common Stock subject to options exercisable within 60 days of June 30, 1996, as follows: Ralph B. Rogers, 3,000 shares; Robert D. Rogers, 70,000 shares; Robert Alpert, 5,000 shares; Melvin G. Brekhus, 9,300 shares; Richard M. Fowler, 15,100 shares; Richard I. Galland, 3,000 shares; Gerald R. Heffernan, 3,000 shares; James
     M. Hoak, Jr., 1,000 shares; Robert C. Moore, 10,300 shares; Tommy A. Valenta, 12,237 shares; Elizabeth C. Williams, 1,000 shares; and all Directors and Executive Officers as a Group, 165,137 shares.

(5) Includes, with respect to such person(s) shares of common stock subject to options exercisable within 60 days of June 30, 1996, as follows: Gordon E. Forward, 98,000 shares; Richard M. Fowler, 45,000 shares; Robert C. Moore, 22,000 shares; Robert D. Rogers, 82,000 shares; and all Directors and Executive Officers as a Group, 251,000 shares.

(6) The wife of Mr. Heffernan owns 971 shares of Common Stock as to which he disclaims beneficial ownership.

(7) The wife of Mr. Rogers owns 5,214 shares of Common Stock as to which he disclaims beneficial ownership.

(8) The wife of Mr. Rogers owns 4,000 shares of Chaparral common stock as to which he disclaims beneficial ownership.

(9) Includes 100 shares of Common Stock owned by the wife of Mr. Wachtmeister.

                             EXECUTIVE COMPENSATION

     There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended May 31, 1996, 1995 and 1994, of those persons who were, at May 31, 1996,
(i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

                                                                        LONG TERM COMPENSATION
                                                                  -----------------------------------
                                                                                AWARDS
                                                                              ----------    PAYOUTS
                                         ANNUAL COMPENSATION                  SECURITIES   ----------    ALL OTHER
            NAME AND                    ---------------------                 UNDERLYING      LTIP      COMPENSATION
       PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)        ISSUER     OPTIONS     PAYOUTS($)      ($)(5)
- -------------------------------- -----  ---------   ---------     ----------  ----------   ----------   ------------
Robert D. Rogers(1)............. 1996    862,432    2,000,666      Company          --           -0-       21,829
  President and Chief                                             Chaparral         --           -0-          -0-
  Executive Officer              1995    637,324      727,050(4)   Company      50,000           -0-       22,787
                                                                  Chaparral     40,000           -0-          -0-
                                 1994    631,916          -0-      Company          --           -0-       22,635
                                                                  Chaparral         --           -0-          -0-
Richard M. Fowler(2)............ 1996    220,625       69,497      Company      21,000       148,750        3,000
  Vice President --                                               Chaparral         --           -0-          -0-
  Finance                        1995    190,000       85,500      Company          --        58,500        4,664
                                                                  Chaparral     19,000           -0-          -0-
                                 1994    190,000       43,130      Company      16,500        38,000        3,600
                                                                  Chaparral         --           -0-          -0-
Melvin G. Brekhus............... 1996    151,250       47,644      Company          --       129,500        5,122
  Vice President --              1995    140,000       63,000      Company      22,500        51,000        4,476
  Cement                         1994    140,000       31,780      Company          --        28,000        3,892
Tommy A. Valenta................ 1996    146,250       46,069      Company          --       127,750        3,898
  Vice President --              1995    135,000       60,750      Company      22,000        50,250        3,768
  Concrete                       1994    135,000       30,645      Company          --        27,000        2,746
Robert C. Moore(3).............. 1996    150,000       47,250      Company      17,000        92,500        4,454
  Vice President, General                                         Chaparral         --           -0-          -0-
  Counsel and Secretary          1995    150,000       67,500      Company          --        42,500        3,953
                                                                  Chaparral      3,000           -0-          -0-
                                 1994    130,000       29,510      Company      11,500        26,000        3,200
                                                                  Chaparral         --           -0-          -0-

- ---------------

(1) Mr. Rogers is Chairman of the Board of Chaparral and participates in its stock option program.

(2) Mr. Fowler also serves as Vice President -- Finance and Treasurer of Chaparral and participates in Chaparral's profit sharing, stock option and performance share programs. During 1996, 1995 and 1994, he received profit sharing payouts of $65,003, $27,631 and $19,038, respectively. He received annual increments of profit sharing earned in 1989 but deferred of $309 in 1996, 1995 and 1994, respectively. Under the performance share program, he received dividends of $5,123, $2,529 and $1,422 in 1996, 1995 and 1994,
    respectively.

(3) Mr. Moore also serves as Vice President -- General Counsel and Secretary of Chaparral and participates in its profit sharing and stock option programs. During 1996, 1995 and 1994, he received profit sharing payouts of $44,195, $21,814 and $13,026, respectively.

(4) Payment of all but $100,000 of this bonus was deferred pursuant to the terms of Mr. Rogers' employment contract.

(5) Vested and non-vested portion of amounts contributed and allocated by employer to employee benefit plans.

     Effective June 1, 1996, the Company entered into a new five-year employment contract with Mr. Robert D. Rogers, its President and Chief Executive Officer. Under the contract, Mr. Rogers will receive an annual salary consisting of a $300,000 base and an annual award of 10,816 shares of Common Stock, or the market value thereof in cash. In the event the annual salary earned in a year is greater than $900,000, the Board of Directors may, in its discretion, defer payment of salary earned in excess of $900,000 until termination of employment. Such deferred amounts shall be treated in the same manner as the deferred incentive compensation discussed below. The contract also has two incentive components. So long as he acts as the chief operating officer of the Company's cement/concrete business segment, Mr. Rogers will participate in that segment's annual incentive plan approved each year by the Board of Directors. In addition, the contract provides that in the event the Company's consolidated average return on equity for the two consecutive fiscal year periods ending May 31, 1997 and the three consecutive fiscal year periods ending May 31, 1998, 1999, 2000 and 2001, respectively, equal or exceeds a return on equity objective of 16%, Mr. Rogers will receive an incentive payment in respect of each year in which such objective is achieved as follows: if the average return on equity is equal to or greater than 16% but less than 21%, an incentive payment equal to 80% of salary; if 21% or greater, the incentive payment will equal 160% of salary. Fifty percent of this latter incentive will be paid in cash and 50% deferred until termination of employment and distributed in three equal annual installments. Deferred incentive compensation is denominated in shares of the Company's Common Stock determined by reference to the fair market value of the stock at the time of deferral and dividends are credited to the deferred account in the form of Common Stock at a value equal to the fair market value of the stock on the date of payment of such dividend. The shares of Common Stock credited to the account are adjusted to reflect any increase or decrease in the number of shares outstanding as a result of stock splits, combination of shares, recapitalizations, mergers or consolidations.

     The Company offers a Financial Security Plan for substantially all of its senior managerial and executive employees, including officers of its subsidiaries. The Plan includes disability benefits under certain circumstances and death benefits payable to beneficiaries for a period of ten years or until the participant would have attained age 65, whichever last occurs. Participants who retire at or after attaining age 65 (age 60 in the case of executive officers) will be entitled to a supplemental retirement benefit. In the event of termination of employment under certain circumstances following a change in control (as defined in the Plan), a participant will be deemed to be fully vested in any supplemental retirement benefit, without reduction, provided by the Plan.

1996 STOCK OPTION GRANTS

     The following table sets forth certain information concerning options granted during the fiscal year ended May 31, 1996, to each executive officer named in the Summary Compensation Table under the Company's stock option plans.

                                                         % OF                                        POTENTIAL REALIZABLE
                                                         TOTAL                                         VALUE OF ASSUMED
                                           NO. OF       OPTIONS                                   ANNUAL RATE OF STOCK PRICE
                                         SECURITIES     GRANTED     EXERCISE                        APPRECIATION FOR OPTION
                                         UNDERLYING       TO         OR BASE                              TERM(4)(2)
                                          OPTIONS      EMPLOYEES    PRICE PER      EXPIRATION     ---------------------------
                  NAME                   GRANTED(1)     IN 1996     SHARES($)         DATE        0%       5%          10%
- ---------------------------------------- ----------    ---------    ---------    --------------   ---    -------    ---------
Robert D. Rogers........................       --           --            --           --         --          --           --
Richard M. Fowler.......................   21,000        12.6%       43.6875      July 14, 2005   -0-    577,080    1,463,123
Melvin G. Brekhus.......................       --           --            --           --         --          --           --
Tommy A. Valenta........................       --           --            --           --         --          --           --
Robert C. Moore.........................   17,000        10.2%       43.6875      July 14, 2005   -0-    467,203    1,184,433

- ---------------

(1) The options to purchase Common Stock become exercisable in annual installments beginning one year from the date of grant.

(2) The dollar amounts under these columns are the result of calculation at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the price of the Company stock. The Company did not use an alternative formula for a grant date value as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

OPTION EXERCISES AND YEAR-END VALUES

     The following table provides information concerning each option exercised during the 1996 fiscal year ended May 31, 1996, under the Company's and Chaparral's stock option plans by each of the named executive officers and the value of unexercised options held by such executive officer on May 31, 1996.

                                                                         NUMBER OF        VALUE OF UNEXERCISED
                                                                        UNEXERCISED           IN-THE-MONEY
                                                                     OPTIONS AT FISCAL     OPTIONS AT FISCAL
                                        NUMBER OF                        YEAR END            YEAR END($)(1)
                                         SHARES                      -----------------    --------------------
                                        ACQUIRED         VALUE         EXERCISABLE/           EXERCISABLE/
          NAME             ISSUER      ON EXERCISE    REALIZED($)      UNEXERCISABLE         UNEXERCISABLE
- ------------------------  ---------    -----------    -----------    -----------------    --------------------
Robert D. Rogers........  Company            -0-             --        60,000/40,000      2,698,625/1,157,500
                          Chaparral          -0-             --        82,000/48,000        269,000/286,000
Richard M. Fowler.......  Company          9,000        248,960         7,600/30,900        294,078/779,457
                          Chaparral          -0-             --        45,000/24,000        152,500/141,250
Melvin G. Brekhus.......  Company            -0-             --        12,700/22,800        468,817/766,488
Tommy A. Valenta........  Company          1,450         42,144        10,637/22,400        387,890/753,688
Robert C. Moore.........  Company         10,000        288,150         4,600/23,900        177,388/588,019
                          Chaparral          -0-             --        22,000/6,000          79,000/32,250

- ---------------

(1) Computed based upon the difference between aggregate fair market value and aggregate purchase price.

PERFORMANCE GRAPH

     The Company has two major business segments -- a cement/concrete business segment operating under Texas Industries, Inc., and a steel segment operating under Chaparral Steel Company, an 84%-owned subsidiary of the Company. The Company's consolidated financial statements include the accounts of Chaparral. The following chart compares the Company's cumulative total shareholder return on its Common Stock for the five-year period ended May 31, 1996, with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500"), the Standard & Poor's Steel Index (the "S&P Steel Group") and a Cement Peer Group comprised of LaFarge Corporation, Lone Star Industries, Inc., Medusa Corp. and Southdown, Inc. (the "Cement Peer Group"). These comparisons assume the investment of $100 on May 31, 1991 and the reinvestment of dividends.

      Measurement Period         Texas Indus-                     S & P Steel     Cement Peer
    (Fiscal Year Covered)         tries, Inc.       S&P 500          Group           Group
1991                                    100.00          100.00          100.00          100.00
1992                                    112.60          109.85          114.63          113.11
1993                                    108.29          122.61          172.45          115.04
1994                                    154.10          127.83          195.16          158.49
1995                                    179.99          153.64          164.42          145.99
1996                                    301.85          197.33          164.32          180.89

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed of three non-employee Directors. The Committee establishes the general compensation policies of the Company and the compensation plans for executive officers, except for Chaparral Steel Company and its executive officers. It also administers the Company's Stock Option Plan. The Company's benefit plans, such as the Company's Retirement Plan and group insurance plan, are administered by the Company's Human Resources Department.

     General. The objective of the Company's management compensation program is to (i) attract and retain highly qualified and productive individuals; (ii) motivate such individuals; and (iii) align their interests with those of the Company's Shareholders by building long-term value and thereby improving the return to the Company's Shareholders. The program provides for competitive base salaries, annual bonus opportunities, long-term incentives in the form of a rolling three-year incentive plan, stock options and competitive benefits including health, life and disability insurance, vacation, a Financial Security Plan and a savings and defined contribution retirement plan. Typically, executives receive annual performance reviews. Such reviews cover considerations such as revenue generated, operating profit, return on assets, cost improvements, operational efficiency, safety, customer service, and cooperation with other employees, depending on the responsibilities of the executive. Only the Chief Executive Officer of the Company is subject to an employment agreement.

     Compensation Elements. The executive officers' total compensation objective consists of three basic elements -- salaries, annual incentives and long-term incentives. Annual and long-term incentives are a significant portion of total compensation and are strongly linked to financial performance.

     Salaries. Salaries comprise approximately 45% of the total compensation objective for an executive other than the Chief Executive Officer. Salaries of the Company's executive officers are determined by the Chief Executive Officer within the general compensation policies established by the Committee. Subjective criteria, such as the impact the executive has on the Company, the skills and experience required by the job, individual performance and internal equities are considered in determining salary levels. Quantitative relative weights are not assigned to the different criteria nor is a mathematical formula followed. Salaries are also reviewed periodically and compared to industry and geographic salary surveys to assure that they are in line with competitive market levels. During the year, the salaries of the Vice President -- Cement and the Vice President -- Concrete were increased to what was considered to be an appropriate level based on the criteria mentioned above. The Company may at times suspend or limit salary increases when the operating performance of the Company will not support such increases.

     Annual Incentives. The Board of Directors annually considers the adoption for the ensuing fiscal year of a cash incentive plan for employees, including executives, of the business units comprising the Company's cement/concrete business segment who do not participate in production plans. Under this annual incentive plan, a cash bonus equal to a designated percentage of an eligible executive's annual wages is earned if pre-established levels of rates of return on assets (as defined in the plan, "ROA") for each of the business units, and overall for the entire cement/concrete business segment, are achieved. Executives earn an incentive award under the plan only if the pre-established ROA for the entire cement/concrete business segment is achieved. If the threshold level below which no incentives would be paid is exceeded, the cash incentive awards increase based upon specified ROA levels pre-established by the Committee. Target ROA levels and the designated percentage of an executive's salary are not established for executives individually; rather they are the same for all executives in order to foster a team-based approach. The Board of Directors has approved an annual incentive plan for the cement/concrete business segment for fiscal year 1997 under which a threshold ROA of 21% has been established for the entire cement/concrete business segment. The threshold level pre-established for the incentive plan for fiscal year 1996 was exceeded by the cement/concrete business segment as a whole enabling eligible executives to earn a cash incentive equal to 31.5% of their salaries. Approximately 10% of the total compensation objective for an executive is based on this annual cash incentive plan.

     Long-Term Incentives. Long-term incentives, which comprise approximately 45% of the executive's total compensation objective, are provided under a rolling three-year executive cash incentive plan and the Company's stock option plan.

     In June 1991, a continuous rolling three-year cash incentive plan was established for certain executives of the Company's cement/concrete business segment including, except for the chief executive officer, the named executives. For an executive to earn an annual cash incentive award under this plan, the cement/concrete business segment must reach or surpass the average return on asset or average return on equity threshold established for the three-year period ending in the year in respect of which the incentive is earned. If the average threshold is reached or surpassed, the participating executives can earn a cash incentive award ranging from 35% to 120% or more of the executive's base salary, depending on the return on asset or return on equity achieved, as the case may be, and the recommendation of the chief executive officer based upon his subjective evaluation of the executive's individual performance. Under this plan, a minimum threshold to be achieved in order to earn a cash incentive award is established annually for the next three-year period. Minimum thresholds based on a calculated average return on assets for the cement/concrete business segment have been established for each of the consecutive three-year periods through May 31, 1998. In 1996, the Compensation Committee established a minimum threshold for the three-year period ending May 31, 1999 based on a calculated average return on equity for this segment. The Committee believes that the rolling three-year plan focuses plan participants on growth and profitability for the Company. The average return on asset threshold established by the Committee for the rolling three years ending with the Company's 1996 fiscal year was achieved and the participating executives were awarded incentive payments ranging from 61% to 77% of their base salaries.

     The Committee believes that ownership of the Company's stock is an important element of its executive compensation program. When granted under the Company's Stock Option Plan, stock options have exercise prices of not less than 100% of the fair market value of the Company's Common Stock on the date of grant, become exercisable 20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% five years after grant, and all expire not more than ten years after grant. Unlike cash, the value of a stock option award will not be immediately realized and will be dependent on the market value of the Common Stock in the future; thus, the option not only provides the executive an incentive for years after it has been awarded but ties this incentive program directly into increasing shareholder value. Stock options also strengthen the ability of the Company to attract, motivate and retain executives of superior capability required to achieve the Company's business objectives in an intensely competitive environment. Options are granted under guidelines established under the general compensation policies of the Company. An executive is targeted to have between three to five times annual salary in accumulated options priced at the time of grant, such grants occurring approximately every two to three years. Under these guidelines, during fiscal year 1996, Richard M. Fowler was granted an option covering 21,000 shares and Robert C. Moore was granted an option covering 17,000 shares.

     Chief Executive Officer's 1996 Compensation. Compensation for the Chief Executive Officer ("CEO") is determined through a process similar to that discussed above for executive officers in general and is embodied in the terms of an employment contract. During 1996, the CEO's compensation was paid in accordance with the terms of an employment contract which expired at the end of the 1996 fiscal year. Pursuant to this contract, in fiscal year 1996 the CEO received an annual salary consisting of a $300,000 base component and an award in cash equal to the fair market value of 10,816 shares of Common Stock and participated in two performance incentives. As chief operating officer of the Company's cement/concrete business segment, he participated in the annual incentive plan established for the segment for fiscal year 1996. In order for an incentive award to be earned under the plan, the segment had to achieve a return on its assets of 25% for the year. The segment surpassed this return on asset threshold and the CEO earned an incentive bonus of $271,666 under the plan. The contract also provided for the CEO to earn an incentive bonus equal to one percent of the Company's consolidated pre-tax net income, if consolidated net pre-tax income for the year equaled 20% or more of the average common shareholder's equity for the year, and an additional one percent of such consolidated net pre-tax income which is in excess of 20% of average common shareholder equity for the year. The Company achieved consolidated net pre-tax income during the year equal to 21% of average common shareholder's equity and the CEO earned a bonus under this incentive provision of $1,729,000.

     Tax Deductibility of Executive Compensation. The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code.
Section 162(m) makes certain "non-performance based" compensation to certain executives of the Company in excess of $1,000,000 non-deductible to the Company. To qualify as "performance-based compensation", performance goals must be pre-established and such goals approved by the Company's Stockholders before such compensation is paid. To satisfy the requirements of Section 162(m), the Company intends to submit the incentive payment provisions of the Chief Executive Officer's employment contract to the Company's Shareholders for approval at the Annual meeting of Shareholders (see Proposal 2). The Company generally intends to structure the compensation with its executives to achieve maximum deductibility under Section 162(m) with minimum sacrifices in flexibility and corporate objectives.

                                  RICHARD I. GALLAND, Chairman     JAMES M. HOAK
                                  ROBERT ALPERT

                                 PROPOSAL NO. 2
              APPROVAL OF PERFORMANCE-BASED INCENTIVE COMPENSATION
                 PROVISIONS CONTAINED IN EMPLOYMENT CONTRACT OF
                     THE COMPANY'S CHIEF EXECUTIVE OFFICER

     At the Annual Meeting, the Shareholders are being asked to approve the terms relating to incentive compensation to be paid to Robert D. Rogers, the Company's President and Chief Executive Officer, set forth in an employment contract entered into between the Company and Mr. Rogers effective June 1, 1996 (the "1996 Employment Contract"). The Contract contains two incentive components, one of which is tied to performance goals relating to the consolidated financial results of the Company and Chaparral and the other of which is tied to performance goals for the Company's cement/concrete business segment as set forth in the incentive plan adopted annually for such segment by the Board of Directors. See "Executive Compensation" and "Report of the Compensation Committee on Executive Compensation" for descriptions of the Contract and the annual incentive plan performance goals. The terms of the Contract were negotiated at arm's length and the performance goals for cement/concrete business segment incentive plan are pre-established annually by the Compensation Committee, which is comprised solely of non-employee directors, and approved by the Board of Directors. The Company believes that the incentive-related provisions of the Contract provide performance incentives that are and will be beneficial to the Company and its Shareholders.

     As discussed above, recent changes in the Internal Revenue Code limit the Company's tax deduction for expense in connection with compensation of its chief executive officer and its four other most highly-compensated executive officers for any fiscal year to the extent that the remuneration of such person exceeds $1,000,000 during such fiscal year, excluding remuneration that qualifies as "performance-based compensation". Section 162(m) of the Code provides that in order for remuneration to be treated as qualified performance-based compensation, the material terms of the performance goals must be disclosed to and approved by the shareholders of the employer.

     Approval of the performance-based incentive compensation provisions contained in the 1996 Employment Contract requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented at the Annual Meeting of Shareholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE INCENTIVE COMPENSATION PROVISIONS CONTAINED IN THE 1996 EMPLOYMENT CONTRACT WITH THE CHIEF EXECUTIVE OFFICER.

                             SECTION 16 COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934 generally requires the Company's Directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities ("10% owners") to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, executive officers and 10% owners are required by the Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of copies of such reports furnished to the Company and written transaction reports of its Directors and executive officers that no other reports were required to be filed during the 1996 fiscal year, the Company believes that all filing requirements applicable to its Directors, executive officers and 10% owners were complied with in accordance with Section 16(a).

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP were the Company's independent auditors for the last fiscal year and will continue to be for the current year. A representative of Ernst & Young LLP will attend the Shareholders' Meeting; and although such representative does not intend to make a statement to the Shareholders, he will be available to respond to any relevant questions of the Shareholders.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report for the fiscal year ended May 31, 1996, is being mailed to each Shareholder of record along with the proxy material, but is not to be considered as a part of the proxy soliciting materials.

                           1997 SHAREHOLDER PROPOSALS

     Proposals of Shareholders intended to be presented at the next Annual Meeting of Shareholders presently scheduled for October 14, 1997, must be received by the Secretary of the Company not later than May 7, 1997, to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

     At the date of this Proxy Statement, the Board of Directors was not aware that any matters not referred to in this Proxy Statement would be presented for action at the Meeting. If any other matters should come before the Meeting, the persons named in the accompanying proxy will have the discretionary authority to vote all proxies in accordance with their best judgment.

                                            By Order of the Board of Directors,

                                                  /s/ ROBERT C. MOORE
                                            -----------------------------------
                                                      ROBERT C. MOORE
                                                         Secretary

- --------------------------------------------------------------------------------

                           FOR SHARES OF COMMON STOCK

                             TEXAS INDUSTRIES, INC.

           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS OCTOBER 15, 1996

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints ROBERT ALPERT, GERALD R. HEFFERNAN and ROBERT D. ROGERS, or any of them, attorneys and proxies, with power of substitution and revocation, to vote, as designated on the reverse side, all shares of stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting (including all adjournments thereof) of shareholders of Texas Industries, Inc. to be held on Tuesday, October 15, 1996 at 9:30 A.M. at the Dallas Public Schools Environmental Education Center, 1600 Bowers Road, Seagoville, Texas.

         (THIS PROXY CONTINUES AND MUST BE SIGNED ON THE REVERSE SIDE)

- -------------------------------------------------------------------------------
                             -FOLD AND DETACH HERE-

- ---------------------------------------------------------------------------------------------------------------------------------
TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN BELOW;            Please mark       / X /
NO BOXES NEED TO BE CHECKED                                                                    your votes as
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3                                  indicated in
                                                                                               this example


Item 1 - Election of Directors (see reverse).       Robert Alpert, Richard I. Galland and Elizabeth C. Williams to serve in a class of directors with a term expiring 1999.
FOR all nominees            WITHHOLD
  (except as               AUTHORITY
specified hereon)    to vote for all nominees       (Instruction: To withhold authority to vote for an individual nominee write
                         listed at right            that nominee's name on the space provided below.)
     /  /                    /  /

                                                    ----------------------------------------------------------------------------

Item 2 - Proposal FOR approval of the performance-                  Item 3 - To transact such other business that may properly
based incentive compensation provision of the 1996                  come before the meeting.
Employment Contract of Texas Industries, Inc. Chief
Executive Officer.

    FOR          AGAINST         ABSTAIN

    /  /          /  /            /  /                                    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN
                                                                          THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IN THE
                                                                          ABSENCE OF SUCH INSTRUCTIONS THIS PROXY WILL BE VOTED
                                                                          FOR THE NOMINEES LISTED IN ITEM 1 AND FOR THE PROPOSALS
                                                                          IN ITEMS 2 AND 3.

                                                                          (Sign exactly as name(s) appear hereon. If shares are
                                                                          held jointly each holder should sign. If signing for
                                                                          estate, trust or corporation, title or capacity should
                                                                          be stated.)

                                                                          Please date, sign and return this Proxy in the enclosed
                                                                          business envelope.

                                                                          Dated:                                           , 1996
                                                                                 ------------------------------------------

                                                                          -------------------------------------------------------

                                                                          -------------------------------------------------------



- ---------------------------------------------------------------------------------------------------------------------------------
                                  o   FOLD AND DETACH HERE   o
